Exhibit 10.1

Saints Capital Granite, L.P.
475 Sansome Street, Suite 1850
San Francisco, CA 94111

December 28, 2011

Merisel, Inc.
127 W. 30th Street, 5th Floor
New York, NY 10001

Attn:  Special Committee of the Board of Directors

To the Special Committee:

Following our recent discussions, Saints Capital Granite, L.P. (Saints Capital) is pleased to confirm its proposal to acquire the outstanding shares of common stock of Merisel, Inc. not currently owned by Saints Capital at a purchase price of $1.35 per share.

We believe that our offer is fair to and in the best interest of Merisel and its public shareholders. Although this transaction does not represent a change of control, this offer price represents a premium in excess of 100% to the average closing price of Merisel common stock for the 20 trading days ending on December 27, 2011.

We anticipate that the deal would be structured as a tender offer or merger between Merisel and a direct or indirect wholly owned subsidiary Saints Capital.  Consummation of the transaction would be expressly conditioned on the proposed acquisition being supported by holders of a majority of the shares of Merisel common stock not currently owned by Saints Capital.  The definitive transaction documentation would also make clear that Saints Capital would have a termination right in the event that the transaction becomes subject to shareholder litigation.  The transaction would be financed out of our available cash and not require any third-party financing.

We understand that Board of Directors of Merisel has, with our support, formed a special committee of independent directors to respond to our proposal on behalf of Merisel’s public shareholders. We further understand that the special committee has retained its own legal and financial advisors to assist in its review. We confirm that we will not move forward with our proposed transaction unless it is approved by the special committee.

We are available to discuss this proposal with you at your convenience. Our entire team looks forward to working with the special committee and its legal and financial advisors to complete a mutually acceptable transaction.

As you would expect, our proposal is subject to successful negotiation of definitive transaction documentation. Of course, no contract or agreement will exist between Saints Capital and Merisel unless and until a definitive merger agreement is executed and delivered by both parties.

You should note that, concurrently with sending this proposal to you, we are filing an amendment to our Schedule 13D with the Securities and Exchange Commission.

Thank you for your consideration.

Sincerely, /s/ Joseph Yang